CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 20, 2018, accompanying the financial statements of Investment Grade Corporate Trust, 5-8 Year Series 20 (included in Invesco Unit Trusts, Taxable Income Series 579) as of July 31, 2018, and for the period from August 19, 2016 (date of deposit) through July 31, 2017 and for the year ended July 31, 2018, and the financial highlights for the period from August 19, 2016 (date of deposit) through July 31, 2017 and for the year ended July 31, 2018, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-210742) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 20, 2018